SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             Sparrow Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  225 S. Meramec Ave., Suite 732 Tower
                  St. Louis, MO  63105

TELEPHONE NUMBER:

                  (314) 725-6161

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Gerald R. Sparrow
                  Sparrow Funds
                  225 S. Meramec Ave., Suite 732 Tower
                  St. Louis, MO  63105

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  / X /Yes                  /   /No

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1040, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and State of Missouri on the 24th day of July, 1998.

ATTEST:                                        SPARROW FUNDS

/s/Alex Ramos                                By:/s/Gerald R. Sparrow
-------------                                   --------------------
Alex Ramos, Secretary                           Gerald R. Sparrow, Trustee